Global Tech Industries Group, Inc to attempt to enforce rights in contract dispute with Hong Kong partner.

NEW YORK, NY, — (Marketwired – May 22, 2017) GLOBAL TECH INDUSTRIES GROUP, INC. (“OTC: PINK”), a Nevada Corporation Inc., and its subsidiary G T International Group, Inc., having previously executed a binding Stock Purchase Agreement on December 30, 2016 to acquire 100% of Go F & B Holdings, Ltd., a Hong Kong SAR Corporation and a subsidiary of GoFun Group, Ltd. Corporation, (a BVI Corporation), have been forced by the actions of the management of Go F & B Holdings Ltd to file suit in the United States District Court for the Southern District of New York, case # 17-CV-03727, (https://goo.gl/Js7HYa) in regard to the contract entered into on December 30, 2016. GTII’s suit specifically addresses the issues of contract breach, specific performance, indemnification and fraud.

At the time of entering the contract, Go F & B Holdings Ltd., purported to own and operate three restaurants, and a Central Kitchen for an Online-to-Offline food delivery business. Cheung Yee Man, Elaine a/k/a Elaine Cheng and, Tam Yiu Chuen a/k/a Sam Tam on behalf of unnamed “unit shareholders”, executed and signed the Agreement on December 30, 2016 at their corporate offices in the Austin Tower in Hong Kong SAR. A senior member of their staff, Fong Yat Sing, Vitus, a/k/a Victor Fong, also signed the agreement, as did the Chairman of Global Tech, Mr. David Reichman. Fong Yiu Yuen, Joseph a/k/a Joseph Fong, the project leader throughout the acquisition & negotiation was also present, as well as Angie Liu, executive assistant to Sam Tam, and witnessed the execution of the agreement, but was not a signatory.

Go F&B ceased making payments under the agreement in February, 2017 and has not been heard from since that time, at which time several demands were made by GTII relating to the matter. Go F&B’s failures include not complying with document and corporate material production, failing to provide consolidated financial information, and not complying with the payment schedule laid out in the agreement. Finally, Go F & B did not submit for inclusion in GTII’s filings the 2016 PCAOB compliant audit as stipulated, which resulted in GTII having to file its annual report Form, 10-K without Go F & B’s numbers.

GTII’s counsel, Warren R. Markowitz, Esq at The Markowitz Law Firm intends to aggressively pursue all remedies at its disposal, and available to it in this matter. http://www.WarrenMarkowitzEsq.com

GLOBAL TECH INDUSTRIES GROUP, INC. is a publicly traded holding company, with subsidiaries and affiliates that hold intellectual properties, proprietary systems, and trade secrets in the bioscience, clean tech, and global health technologies, as well as previous interests in the Oil & Gas businesses. For more information on GLOBAL TECH contact:

Mr. Mike King

Princeton Research Inc.

702.650.3000

mike@princetonresearch.com

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates”, “will”, or “plans” to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company’s reports and registration statements filed with the Securities and Exchange Commission.